                REPORT OF INDEPENDENT ACCOUNTANTS
                ON FINANCIAL STATEMENT SCHEDULES

                            ________

          Our report on the consolidated financial statements of Legg Mason, Inc. and Subsidiaries is included on page 33 in this Form 10-K. In connection with our audits of such financial statements, we have also audited the related financial statement schedules listed in the index on page 50 of this Form 10-K.

          In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.







                                          /s/ COOPERS & LYBRAND




Baltimore, Maryland
May 5, 1994

                                                     SCHEDULE III




                        LEGG MASON, INC.
                      (Parent Company Only)

                STATEMENTS OF FINANCIAL CONDITION
                     (Dollars in thousands)

                                                 March 31,
                                           1993             1994
ASSETS
Cash                                     $     17         $    348
Resale agreements                          28,774           53,968
Investment securities                         260           25,124
Investments in and advances
 to subsidiaries                          191,782          230,735
Other                                       2,228            8,371

                                         $223,061         $318,546

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities

Dividends payable                        $    900         $  1,173
Short-term borrowings                      10,025              -
Other                                         711            3,200

                                           11,636            4,373

Subordinated liabilities
7% Convertible debentures, due 2011        34,497           34,487
5.25% Convertible debentures, due 2003        -             68,000

                                           34,497          102,487
Stockholders' equity
Common stock - $.10 par value;
 authorized 20,000,000 shares; issued
 8,998,555 and 11,734,573 at March 31,
 1993 and 1994                                900            1,173
Additional paid-in capital                 73,498           76,249
Retained earnings                         102,530          134,264

                                          176,928          211,686

                                         $223,061         $318,546
                     See notes to financial statements.

                                                    SCHEDULE III




                        LEGG MASON, INC.
                      (Parent Company Only)

                     STATEMENTS OF EARNINGS
                     (Dollars in thousands)

                                               Years Ended March 31,
                                           1992        1993        1994
Equity in net earnings of subsidiaries    $21,139     $31,294     $38,102

Gains on sales of investment securities     1,690          49          48

Interest income                             3,275       2,460       3,871

Interest expense                           (3,772)     (3,731)     (6,003)

Operating expenses                         (1,228)       (546)     (1,307)

Federal and state income tax benefit           13         677       1,337

  Net earnings                            $21,117     $30,203     $36,048

                     See notes to financial statements.

                                                     SCHEDULE III




                        LEGG MASON, INC.
                      (Parent Company Only)

                    STATEMENTS OF CASH FLOWS
                     (Dollars in thousands)

                                                       Years Ended March 31,
                                                    1992        1993       1994

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings                                     $21,117    $30,203    $36,048
    Noncash item included in earnings:
      Pro forma tax provision of pooled entity         (63)
      Amortization of investment securities                                 (100)
    Equity in earnings of subsidiaries             (21,139)   (31,294)   (38,102)
    Adjustment to conform to fiscal year of
      pooled entity                                   (355)
    Tax benefit of pooled entity                       171        436        352
    Gains on sales of investment securities         (1,690)       (49)       (48)

                                                    (1,959)      (704)    (1,850)
    (Increase) decrease in assets:
      Investments in and advances to subsidiaries    8,395      9,843       (741)
      Other                                         (1,128)        59     (5,818)
    Increase in other liabilities                      409          3      2,489

CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES     5,717      9,201     (5,920)

CASH FLOWS FROM INVESTING ACTIVITIES:
    (Increase) decrease in resale agreements       (17,376)    10,312    (25,194)
    Purchases of investment securities                                  (117,648)
    Proceeds from sales of investment securities     1,705         49     92,934

CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES   (15,671)    10,361    (49,908)

CASH FLOWS FROM FINANCING ACTIVITIES:
    Increase (decrease) in short-term borrowings    13,000    (18,000)   (10,025)
    Increase in subordinated debentures                                   68,000
    Issuance of common stock                         1,005      1,965      2,329
    Repurchase of common stock                                   (154)
    Equity distributions of pooled entity           (1,110)
    Dividends paid                                  (2,940)    (3,378)    (4,145)

CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES      9,955   (19,567)    56,159

NET INCREASE (DECREASE) IN CASH                           1        (5)       331
CASH AT BEGINNING OF YEAR                                21        22         17

CASH AT END OF YEAR                                $     22  $     17   $    348

Interest payments were $3,684 in 1992, $2,818 in 1993, and $4,342 in 1994.
No income tax payments were made or due in 1992, 1993, and 1994.

                       See notes to financial statements.

                                                     SCHEDULE III




                        LEGG MASON, INC.
                      (Parent Company Only)

                  NOTES TO FINANCIAL STATEMENTS
                     (Dollars in thousands)



BASIS OF PRESENTATION

     The Notes to the Consolidated Financial Statements of Legg
Mason, Inc. and Subsidiaries included in Item 8 of this Report include disclosures with respect to Legg Mason, Inc. (Parent
Company Only).

     The Parent Company Only financial statements include the accounts of Legg Mason, Inc. and wholly-owned subsidiaries. These statements have been restated to reflect the business combination accounted for as a pooling of interests described in Note 2 of Notes to Consolidated Financial Statements in Item 8 of this Report.

TRANSACTIONS WITH AFFILIATES

     Parent Company interest income for 1992, 1993, and 1994 includes $1,800, $1,411, and $1,107, respectively, principally arising from senior subordinated loans to a broker-dealer subsidiary of the Company. The indebtedness, $15,000 at March 31, 1993 and 1994, is included in Investments in and advances to subsidiaries.

                                                      SCHEDULE IX




                LEGG MASON, INC. AND SUBSIDIARIES
                      SHORT-TERM BORROWINGS
                     (Dollars in thousands)

                     At March 31,                           Years Ended March 31,
                                                                                   (2)
                                Weighted         Maximum         Average         Weighted
             Borrowings         Average         Borrowings      Borrowings       Average
Category     Outstanding     Interest Rate      Outstanding     Outstanding   Interest Rate

Bank loans
  1992         $87,527           4.9%             $157,847        $40,739          5.8%
  1993          58,937           4.1               241,959         80,082          3.5
  1994(1)       14,924           4.3               129,649         67,972          2.3

Loans from
clearing
organization
  1992         $ 2,053           5.0%             $ 25,057        $ 4,364          6.1%
  1993             142           4.0                 7,785          2,918          3.9
  1994(1)          622           4.2                 2,801            912          4.0


NOTES:

(1) Loans from banks and a clearing organization totalling $14,591 bear interest at rates ranging from 4.5% to 5.5% and are collateralized by securities having a market value of $15,000.
     The Company has a revolving credit agreement that permits it to borrow up to $23,000, repayable over three years, at fixed and floating rates as specified in the agreement. Under the terms of the agreement, the Company is required, among other things, to maintain consolidated net worth of not less than $125,446 plus 50% of consolidated annual net earnings subsequent to March 31, 1994. No borrowings were outstanding under this agreement at March 31, 1994. Together with certain subsidiaries, the Company has jointly entered into revolving credit agreements that permit it to borrow up to $40,000, repayable within 30 days. No borrowings were outstanding under the agreements at March 31, 1994. In addition, subsidiaries of the Company have unused bank lines of credit of $116,250, which are generally subject to termination at either party's discretion.

(2) The weighted average interest rate for the period is computed by dividing actual short-term interest expense by the average short term borrowings outstanding.

                                                       SCHEDULE X




                LEGG MASON, INC. AND SUBSIDIARIES
           SUPPLEMENTARY INCOME STATEMENT INFORMATION
                     (Dollars in thousands)

                                     Years Ended March 31,

                             1992            1993            1994

Intangible Amortization     $6,145          $4,911          $4,065